Exhibit (k)(2)

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

BETWEEN

FS ENERGY TOTAL RETURN FUND

AND

FS ENERGY ADVISOR, LLC

This Amended and Restated Administration Agreement (the “Agreement”) is made this 28th day of February 2018, by and between FS ENERGY TOTAL RETURN FUND, a Delaware statutory trust (the “Fund”), and FS ENERGY ADVISOR, LLC, a Delaware limited liability company (the “Administrator”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company that is registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Fund previously retained the Administrator to provide the administrative services necessary for the operation of the Fund pursuant to an Administration Agreement, dated as of February 15, 2017 (the “Prior Agreement”); and

WHEREAS, the Fund and the Administrator desire to amend and restate the Prior Agreement in its entitrety upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Duties of the Administrator.

(a) Retention of Administrator. The Fund hereby engages the Administrator to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to the supervision, direction and control of the board of trustees of the Fund (the “Board”), the provisions of the Fund’s declaration of trust (as may be amended from time to time, the “Declaration”) and bylaws (as may be amended from time to time, the “Bylaws”), and applicable federal and state law.

(b) Responsibilities of Administrator. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Fund, including providing general ledger accounting, fund accounting, legal services, investor relations and other administrative services. Without limiting the generality of the foregoing, the Administrator shall:

(i)	provide the Fund with: (A) office facilities and equipment, (B) clerical, bookkeeping, accounting and recordkeeping services, (C) legal services, and (D) all such other administrative services as the Administrator shall from time to time determine to be necessary or appropriate to perform its obligations under this Agreement;

(ii)

on behalf of the Fund, enter into agreements and/or conduct relations with custodians, depositories, transfer agents, distribution disbursing agents, the distribution reinvestment plan administrator, shareholder servicing agents, accountants, auditors, tax consultants, advisers and experts, investment advisers, escrow agents, attorneys, dealer managers, underwriters, brokers and dealers, investor custody and share transaction clearing platforms, marketing, sales and advertising materials contractors, public relations firms, investor communication agents, printers, insurers, banks, third-party pricing or valuation services, regulatory bodies, and such other persons in any such other capacity deemed to be necessary or desirable by the Administrator and the Fund;

(iii)	have the authority to enter into one or more sub-administration agreements with other service providers (each, a “Sub-Administrator”) pursuant to which the Administrator may obtain the services of the service providers in fulfilling its responsibilities hereunder. Any such sub-administration agreements shall be in accordance with the requirements of the Investment Company Act, and other applicable federal and state law, and shall contain a provision requiring the Sub-Administrator to comply with Sections 1(e) and 2 below as if it were the Administrator. The Administrator and not the Fund shall be responsible for any compensation payable to any Sub-Administrator.

(iv)	as may be requested, make reports to the Board of its performance of its obligations hereunder;

(v)	furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as the Administrator reasonably shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not pursuant to this Agreement, provide any advice or recommendation relating to the securities or other assets that the Fund should purchase, retain or sell or any other investment advisory services to the Fund;

(vi)	assist the Fund in the preparation of and maintaining the financial and other records that the Fund is required to maintain and the preparation, printing and dissemination of reports that the Fund is required to furnish to shareholders, and reports and other materials filed with the Securities and Exchange Commission (the “SEC”), and states and jurisdictions, if any, where any offering of the Fund’s common shares of beneficial interest (“Shares”) is registered or otherwise reported and there is a duty to file information with one or more states on a one-time or ongoing basis;

(vii)	assist the Fund in determining and publishing the Fund’s net asset value, oversee the preparation and filing of the Fund’s tax returns, and generally oversee and monitor the payment of the Fund’s expenses;

(viii)	oversee the performance of administrative and other professional services rendered to the Fund by others; and

(ix)	coordinate services in connection with any repurchase of Shares.

(c) Acceptance of Engagement. The Administrator hereby accepts such engagement and agrees during the term hereof to render the services described herein, subject to the reimbursement of costs and expenses provided for below, and subject to the limitations contained herein.

(d) Independent Contractor Status. The Administrator, and any others with whom the Administrator subcontracts to provide the services set forth herein, shall, for all purposes herein provided, be deemed to be independent contractors and, except as expressly provided or authorized herein or by other written agreement of the Fund and the Administrator, shall have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.

(e) Record Retention. Subject to review by, and the overall control of, the Board, the Administrator shall maintain and keep all books, accounts and other records of the Fund that relate to activities performed by the Administrator hereunder as required under the Investment Company Act. The Administrator shall render to the Board such periodic and special reports as the Board may reasonably request or as may be required under applicable federal and state law, and shall make such records available for inspection by the Board and its authorized agents, at any time and from time to time during normal business hours. The Administrator agrees that all records that it maintains for the Fund are the property of the Fund and shall surrender promptly to the Fund any such records upon the Fund’s request and upon termination of this Agreement pursuant to Section 7, provided that the Administrator may retain a copy of such records. The Administrator further agrees that the records which it maintains for the Fund will be preserved in the manner and for the periods prescribed by the Investment Company Act, unless any such records are earlier surrendered as provided above.

2. The Fund’s Responsibilities and Expenses Payable by the Fund.

Subject to the limitations on reimbursement of the Administrator as set forth in Section 3 below, the Fund, either directly or through reimbursement to the Administrator or its affiliates, shall bear all costs and expenses of its operations and transactions, including (without limitation):

(a)	investment advisory fees;

(b)	distribution and/or shareholder servicing fees;

(c)	interest expense;

(d)	other share-class specific expenses;

(e)

corporate, legal, accounting and other administrative expenses relating to the Fund’s registration statements (and any amendments or supplements thereto) and other filings with the SEC; the cost of calculating the Fund’s net asset value, including the cost of any third-party pricing or valuation services; the cost of effecting sales and repurchases of the Shares and other securities; investment-related expenses (e.g., expenses that, in the Administrator’s discretion, are related to the investment of the Fund’s assets, whether or not such investments are consummated), including (as applicable) brokerage commissions, borrowing charges on securities sold short, clearing and settlement charges, recordkeeping, dividends on securities sold but not yet purchased, margin fees, investment-related travel and lodging expenses and research-related expenses and other due diligence expenses; investment-related professional fees, including expenses of consultants, investment bankers, attorneys, accountants and other experts; fees and expenses relating to software tools, programs or other technology (including risk management software, fees to risk management services providers, third-party software licensing, implementation, data management and recovery services and custom development costs); research and market data (including news and quotation equipment and services, and any computer hardware and connectivity hardware (e.g., telephone and fiber optic lines)

incorporated into the cost of obtaining such research and market data); all costs and charges for equipment or services used in communicating information regarding the Fund’s transactions among the Administrator and any custodian or other agent engaged by the Fund; transfer agent and custodial fees; certain fees and expenses associated with marketing efforts; federal and any state registration or notification fees; federal, state and local taxes; fees and expenses of trustees not also serving in an executive officer capacity for the Fund or the Administrator (or the Administrator’s affiliates); the costs of preparing, printing and mailing reports and other communications, including proxy, repurchase offer correspondence or similar materials, to Fund shareholders; fidelity bond, trustees and officers/errors and omissions liability insurance and other insurance premiums; direct costs such as printing, mailing, long distance telephone and staff costs; legal expenses (including those expenses associated with preparing the Fund’s public filings, attending and preparing for Board meetings, as applicable, and generally serving as counsel to the Fund); external accounting expenses (including fees and disbursements and expenses related to the annual audit of the Fund and the preparation of the Fund’s tax information); costs associated with reporting and compliance obligations under the Investment Company Act and applicable federal and state securities laws, including compliance with the Sarbanes-Oxley Act of 2002, as amended, and all other third-party expenses incurred by the Administrator or the Fund in connection with administering the Fund’s business (all such expenses in this clause (e), “Third Party Other Operating Expenses”);

(f)	expenses incurred by the Administrator in performing administrative services for the Fund, including salaries and direct expenses of administrative personnel paid by the Administrator, to the extent they are not controlling persons of the Administrator or any of its affiliates; and

(g)	any expenses incurred outside of the ordinary course of business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or similar proceeding and indemnification expenses, including as provided for in the Declaration or Bylaws.

3. No Fee; Reimbursement of Expenses; Limitations on Reimbursement of Expenses.

In full consideration for the provision of the services provided by the Administrator under this Agreement, the parties acknowledge that there shall be no separate fee paid in connection with the services provided, notwithstanding that the Fund shall reimburse the Administrator no less than quarterly, for all expenses of the Fund incurred by the Administrator as well as the actual cost of goods and services used for or by the Fund and paid by the Administrator to third party entities not affiliated with the Administrator.

The Administrator shall be reimbursed for the administrative services performed by it on behalf of the Fund; provided, however, that (1) such costs are reasonably allocated by the Administrator to the Fund on the basis of assets, revenues, time allocations and/or other method conforming with generally accepted accounting principles; (2) such reimbursement shall be subject to any expense limitation of the Fund in effect at the time at which such reimbursement is otherwise payable; and (3) the Administrator shall not be entitled to reimbursement for any expenses relating to the salaries and direct expenses of administrative personnel paid by the Administrator (and the Fund shall have no obligation to pay any such expenses) to the extent that Third-Party Other Operating Expenses exceed 0.25% of the average net assets attributable to each class of shares.

4. Other Activities of the Administrator.

The services provided by the Administrator to the Fund are not exclusive, and the Administrator may engage in any other business or render similar or different services to others, so long as its services to the Fund hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Administrator to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director or trustee of, or providing consulting services to, one or more of the Fund’s portfolio companies, subject to applicable law). The Administrator assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that trustees, officers, employees and shareholders of the Fund are or may become interested in the Administrator and its affiliates, as directors, officers, employees, partners, interestholders, members, managers or otherwise, and that the Administrator and directors, officers, employees, partners, interestholders, members and managers of the Administrator and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

5. Responsibility of Dual Trustees, Officers and/or Employees.

If any person who is a manager, partner, member, officer or employee of the Administrator is or becomes a trustee, officer and/or employee of the Fund and acts as such in any business of the Fund, then such manager, partner, member, officer and/or employee of the Administrator shall be deemed to be acting in such capacity solely for the Fund, and not as a manager, partner, member, officer or employee of the Administrator or under the control or direction of the Administrator, even if paid by the Administrator.

6. Indemnification.

The Administrator (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Administrator) shall not be liable to the Fund for any action taken or omitted to be taken by the Administrator or such other person in connection with the performance of any of its duties or obligations under this Agreement or otherwise as the administrator of the Fund with respect to the receipt of compensation for services and the Fund shall indemnify, defend and protect the Administrator (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Administrator, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as an administrator of the Fund, to the extent such damages, liabilities, costs and expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Delaware or the Declaration. Notwithstanding the preceding sentence of this Section 6 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its shareholders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder) (hereinafter referred to as “disabling conduct”).

The Fund may make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation of the Indemnified Party’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Fund unless it is subsequently determined that such Indemnified Party is entitled to such indemnification and if the Trustees of the Fund determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the Indemnified Party shall provide security for such Indemnified Party’s undertaking, (B) the Fund shall be insured against losses arising by reason of any unlawful advance, or (C) a majority of a quorum consisting of Trustees of the Fund who are neither “interested persons” of the Fund (as such term is defined in Section 2(a)(19) of the Investment Company Act) nor parties to the proceeding (“Disinterested Non-Party Trustees”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnified Party ultimately will be found entitled to indemnification.

All determinations with respect to the standards for indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnified Party is not liable or is not liable by reason of disabling conduct, or (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Trustees of the Fund, or (ii) if such a quorum is not obtainable or, even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion. All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized and shall be made in accordance with the immediately preceding paragraph.

The rights accruing to any Indemnified Party under these provisions shall not exclude any other right to which such Indemnified Party may be lawfully entitled.

7. Effectiveness, Duration and Termination of Agreement.

(a) Term and Effectiveness. This Agreement shall remain in effect with respect to the Fund for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by: (a) the vote of the Board; and (b) the vote of a majority of the Fund’s trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party.

(b) Termination. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice to the other party. This Agreement and the rights and duties of a party hereunder may not be assigned, including by operation of law, by a party without the prior consent of the other party. The provisions of Section 6 of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

(c) Payments to and Duties of Administrator Upon Termination.

(i)	After the termination of this Agreement, the Administrator shall not be entitled to compensation for further services provided hereunder, except that it shall be entitled to receive from the Fund within 30 days after the effective date of such termination all unpaid reimbursements due and payable to the Administrator prior to termination of this Agreement.

(ii)	The Administrator shall promptly upon termination:

(A)	Deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(B)	Deliver to the Board all assets and documents of the Fund then in custody of the Administrator; and

(C)	Cooperate with the Fund to provide an orderly administrative transition.

8. Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

9. Amendments.

This Agreement may be amended in writing by mutual consent of the parties hereto, subject to the provisions of the Investment Company Act.

10. Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of Delaware. For so long as the Fund is regulated as a closed-end management investment company registered under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

11. Severability.

If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof, and the remaining provisions of this Agreement shall be interpreted to give maximum effect to the intent of the parties manifested thereby.

12. Miscellaneous.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date written above.

FS ENERGY TOTAL RETURN FUND

By:
Name:	Michael C. Forman
Title:	Chief Executive Officer

FS ENERGY ADVISOR, LLC

By:
Name:	Michael C. Forman
Title:	Chief Executive Officer

Signature Page to the Amended and Restated Administration Agreement